Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Second Quarter 2020 Earnings Teleconference
July 28, 2020, 1:30 p.m. (PST)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Let me start by hoping that all of you listening today and your loved ones are staying safe and healthy as our world continues to work its way through COVID-19. Today, Edison International reported core earnings per share of $1.00 for the second quarter 2020, down 58 cents compared to the same period last year. The decline in year over year EPS was primarily due to higher O&M expenses, equity share dilution, and the true-up for the final 2018 GRC decision we recorded in the second quarter of last year. Consistent with recent quarters, results for this period were impacted by the timing of O&M spend and deferrals of certain wildfire-related expenses. However, the year-over-year EPS impact of wildfire-related expenses should improve in the second half and we remain confident in our outlook for the full year. Therefore, we are narrowing our 2020 EPS guidance range to $4.37 to $4.62 by raising our low end by 5 cents. Maria will discuss our financial performance in more detail in her report.

On the legislative front, we are pleased that the Governor and Legislature prioritized wildfire funding in the recently adopted budget, despite its projected $54 billion deficit due to the pandemic. The budget provides over $200 million in one-time and ongoing funding for community resiliency preparedness, additional firefighting personnel and equipment, and enhancement of the State’s emergency preparedness, response and coordination with State agencies, local governments and utilities. We are also encouraged by the State’s enhanced wildfire mitigation capabilities as we prepare for this year’s wildfire season. For instance, CAL FIRE reported that it completed all of the planned 35 emergency fuels management projects in May, making 90,000 acres safer ahead of wildfire season and protecting 200 vulnerable communities. Some of these projects were located in, or adjacent to, SCE service territory. CAL FIRE has also made substantial investments to support its firefighting capabilities, including the addition of C-130 airplanes and new helicopters with better night firefighting capabilities.

Turning to operations during this COVID-19 pandemic: SCE remains steadfast in focusing on practices aimed at the safety and health of employees and customers. Two thirds of our 13,000 employees continue to telework, and we recently moved our earliest reentry date for them from after Labor Day to the beginning of next year. Importantly, SCE also has a sharp focus on maintaining critical operations for customers’ benefit, including those laid out in SCE’s 2020-2022 Wildfire Mitigation Plan. This plan calls for SCE to continue to harden infrastructure, bolster situational awareness capabilities and improve operational practices, while implementing enhanced data analytics and technology. Since the beginning of the year, SCE has completed more than 330 miles of covered conductor, installed nearly 400 additional weather stations and completed over 135,000 ground-based inspections of our infrastructure in high fire risk areas. SCE is also making good progress in acquiring more high definition imagery, through a combination of helicopters and drones, to facilitate additional assessments that are not possible from the ground. The CPUC approved the 2020-2022 Wildfire Mitigation Plan on June 11th, paving the way for the renewal of SCE’s annual Safety Certification as the prerequisite for access to the Wildfire Fund.

Looking ahead, we anticipate another active fire season, mainly driven by lower-than-expected precipitation and very dry conditions across California. However, SCE is entering the more active fire period better prepared than ever. In addition to advancing wildfire mitigation measures, the company has made improvements to Public Safety Power Shutoff, or PSPS, protocols since last year. While the use of PSPS is largely dependent on temperature, wind and fuel conditions, with the improvements that SCE has made since last year, we would expect to see a 30% reduction in the number of customers affected by PSPS events under the same conditions as last year. Our preparedness includes pre-established switching playbooks for each of our approximately 1,100 circuits that traverse high fire risk areas, enabling a more surgical approach to isolate the smallest portion of the circuit possible for a given weather condition. It also includes many facets of our customer care program such as providing generator rebates for customers in our high fire risk area and battery backup systems for qualified critical care customers. We continue to focus on minimizing customer impacts, but PSPS will remain a tool to mitigate the risk of a catastrophic wildfire.

Among key wildfire-related proceedings at the CPUC, SCE submitted its 2020 safety certification request on June 19th, outlining how the company meets safety culture and conduct requirements, including implementing our approved Wildfire Mitigation Plan and linking executive compensation to safety. The CPUC has 90 days to act on SCE’s request; until then, the initial safety certification we received last July will remain in effect.

On the legal front, I would like to give you an update on the 2017/2018 Wildfire/Mudslide events. SCE announced an agreement last November to settle claims with 23 public entities. Since that time, the utility has continued to explore settlement opportunities with numerous individual plaintiffs. During the quarter, SCE reached confidential settlement agreements with some of these plaintiffs, and they represent the first individual claims that the company has settled in the 2017/2018 Wildfire/Mudslide cases. There are thousands of similar individual claims against SCE, and the utility is committed to exploring settlements with all reasonable parties who wish to do so. The Court has set January 12th, 2021 as the start of the Thomas Fire bellwether trial, but this may be further impacted by COVID-19. The court vacated the July 2020 bellwether trial date for the Woolsey Fire and has yet to set a new date.

I would now like to briefly discuss how sustainability is central to our vision for leading the transformation of the electric power industry. Our vision aligns with California’s COVID-19 recovery efforts, as the State is working to help Californians recover as fast as safely possible from the COVID-19-induced recession and to shape an equitable, green and prosperous future. Our recently published 2019 sustainability report highlights Edison International’s progress towards meeting our long-term goals. They include delivering 100% carbon-free power to SCE customers by 2045, expanding infrastructure in SCE’s service area to support increased vehicle electrification and electrifying SCE’s own fleet, including 100% of light duty vehicles by 2030. I would note that at the end of 2019, 51% of the electricity that SCE delivered came from carbon-free resources.

We also remain focused on advancing our clean energy and electrification strategy. In May, SCE announced 770 megawatts of energy storage procurement, one of the largest in the nation which will help enhance electric system local reliability needs. Also, last month, SCE, in partnership with other utilities, published the West Coast Clean Transit Corridor Initiative study, looking at infrastructure needs to serve medium- and heavy-duty electric trucks. Additionally, we were pleased that the California Air Resources Board furthered the state’s commitment to electrification by adopting the nation’s first zero-emission, electric truck rule. Maria will comment on the initial proposed decision issued yesterday in SCE’s Charge Ready 2 proceeding.

Let me conclude by saying that California’s commitment to the 2030 and 2045 climate change goals can play a critical role in a just and equitable economic recovery. Investments in clean energy and electrification can address climate change and also lower greenhouse gases affordably for all California communities. At Edison International, we are committed to enabling the State’s efforts to achieve its objective of a clean energy economy.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

Edison International reported core earnings of $1.00 per share for the second quarter 2020, a decrease of 58 cents per share from the same period last year. This decline was primarily due to higher O&M expenses, equity share dilution, and the true-up for the final 2018 GRC decision we recorded in the second quarter of last year. As Pedro had mentioned, we expect the year-over-year EPS impact of wildfire-related expenses to improve in the second half and we are narrowing our full year 2020 EPS guidance by raising the low end of the range.

On page 2, you can see SCE’s key EPS drivers on the right-hand side. I would like to highlight four items that negatively impacted the variance.

First, EPS declined by 20 cents due to the 2018 true-up recorded in the second quarter of 2019 upon receipt of the final GRC decision. Second, O&M had a negative variance of 24 cents, including from increased expenses that are offset by revenue due to balancing account treatment, as well as the timing of deferrals related to both wildfire mitigation expenses and COVID-19 related costs.

The variance related to wildfire mitigation expenses is due to the timing of regulatory deferrals for vegetation management and inspection and preventative maintenance costs. For the quarter, the negative variance from wildfire mitigation expenses was 6 cents per share. During the quarter, certain wildfire-related expenses reached the total amount authorized in the GRC and we began to defer incremental costs through approved memorandum accounts. We will begin to defer other categories of costs in the third quarter when these exceed the GRC authorized levels. Therefore, wildfire-related expenses will be less of a driver of year-over-year variances in the second half.

O&M expenses were also negatively impacted by the timing of customer uncollectibles, labor and other expenses resulting from the COVID-19 pandemic and SCE's response to it. As we have noted previously, there are tracking accounts for COVID-related expenses. Since some of these expenses are similar to costs authorized in the GRC, for example uncollectibles, we must reach full-year GRC authorized levels before we begin to defer them. The EPS impact in the quarter for these items until they reached the authorized levels was 6 cents. However, for the full year, we do not expect an earnings impact due to COVID-related expenses. As for deferrals, through June 30th, we have recorded $49 million in two COVID-related memo accounts.

Third, depreciation and amortization negatively impacted EPS by 13 cents. This was primarily due to changes in Q1 2019 depreciation rates that were recorded in the second quarter last year following the GRC decision as well as higher plant. Finally, EPS in the quarter was lower by 17 cents because of dilution from the increase in shares outstanding.

On page 3 you will find SCE’s capital expenditure and rate base forecast. We have a robust capital program of $19.4 to $21.2 billion, which includes SCE’s revised capital request reflected in the 2021 GRC rebuttal testimony. Based on the capital expenditure levels requested in the 2021 GRC, total weighted-average CPUC- and FERC-jurisdictional rate base will increase to $41 billion by 2023. This request level represents a compound annual growth rate of 7.5% over two rate case periods. Applying a 10% reduction to the total capital forecast, to reflect our experience of previously authorized amounts and other operational considerations, results in compound annual rate base growth of 6.6%. As we have done in the past, projects and programs that have not yet been approved by the CPUC, such as Charge Ready 2, are not included in the rate base forecast. Yesterday evening, we received a proposed decision in the Charge Ready 2 proceeding. The PD would authorize a total program budget of $442 million, including a capital budget of $314 million. It is expected to be voted on at the Commission’s August 27 business meeting.

Please turn to page 4 for an update on the 2021 GRC. During the quarter, SCE filed its rebuttal testimony focusing on a number of the intervenors’ recommendations, including their positions on reductions to the covered conductor program and depreciation. While the magnitude of the revenue increase is higher than prior GRCs, we continue to underscore that our request is necessary to make the longer-term investments required to deliver safe, reliable, affordable, and increasingly clean electricity for more than 15 million Californians. As for next steps in the GRC, evidentiary hearings were completed on July 22nd and briefs and oral arguments are scheduled for the Fall. We are encouraged that the CPUC has kept this proceeding on schedule even while working remotely during the COVID-19 pandemic. The CPUC is expected to issue a final decision for Track 1 in Q1 2021.

I would now like to update you on other key financial topics. Please turn to page 5.

First, we completed our 2020 EIX financing plan in May with the direct placement of $800 million of equity with several existing long-term investors. We have minimal equity needs to fund our ongoing capital expenditures program beyond 2020. As noted previously, this is also predicated on timely cost recovery of the requested memorandum accounts and the current level of liabilities reflected on our balance sheet for the 2017 and 2018 wildfire and mudslide events.

Turning to wildfire insurance coverage, we have secured $1 billion of gross insurance coverage from July 2020 to June 2021, which is $870 million net of self- and co-insurance. You will recall that we had net coverage of about $1 billion for the previous policy year. The insurance market continues to be tight and based on the cost of insurance premiums, the $1 billion gross coverage optimizes risk mitigation and cost to customers. We believe that this insurance coverage meets the requirements of AB 1054. Based on policies currently in effect, the wildfire insurance expense in 2020 is approximately $450 million.

Moving to our 2019 FERC Formula Rate case, SCE filed a settlement on its formula rates in June. If approved by FERC, this settlement will provide SCE with an all-in ROE of 10.3% and an equity layer that is the higher of actual and 47.5%. SCE can file a new rate case beginning in January 2022.

Lastly, earlier this month we filed an application with the CPUC to allow SCE to securitize $337 million of wildfire-related capital expenditures. AB 1054 allows us to securitize wildfire-related costs including $1.6 billion of CPUC-approved wildfire mitigation capital spending, which can’t be included in the equity portion of SCE’s rate base. This application requests authority to securitize a portion of the recently approved Grid Safety and Resiliency Program spending. The bonds will be repaid from a dedicated rate component.

Pages 6 and 7 show our 2020 guidance and the key assumptions for modeling purposes. I’ll start by highlighting that we are narrowing the EPS guidance range to $4.37 to $4.62 per share by raising the low end of the range. This also increases the midpoint of the EPS range to $4.50.

There are several variables driving this positive revision. Let’s begin with SCE’s rate base earnings. We now expect the rate base EPS outlook to be 3 cents higher as a result of our 2019 FERC Formula Rate case settlement, and the resolution of a tax-related regulatory proceeding. Building on this, we are also now forecasting a net contribution of 27 cents from SCE operating and financial variances. This is 7 cents higher than our previous estimate. This increase is influenced by the timing of SCE’s financing activities as well as a number of other operational items. As you look at the next three bars on the chart, you will note that some of the EPS increases I just described are offset by higher costs at EIX Parent and Other, primarily from increased interest expense, and dilution from outstanding share count. We now forecast the combined EPS drag from these two items to be 7 cents higher than our previous estimate and this is primarily related to the completion of the EIX financing plan earlier in the year than originally anticipated. Taking all of these variables into consideration, the net impact of these changes, combined with the outlook for our business with another quarter behind us in this COVID-19 environment, gives us confidence in our narrowed 2020 EPS guidance range of $4.37 to $4.62 per share.